Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

September 2008 Performance Update

The Frontier Fund Supplement Dated October 8, 2008 to Prospectus Dated May 27, 2008

T H E     F RO N T I E R     F U N D ’ S     G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

September performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1	September 30, 2008	September 30, 2008	NAV / Unit
	MTD	YTD
Balanced Series-1	0.50%	11.42%	$113.04
Balanced Series-1a	0.44%	11.31%	$101.18
Campbell/Graham/Tiverton Series-1	1.07%	6.05%	$97.46
Currency Series-1	-7.24%	-4.92%	$95.71
Long/Short Commodity Series-1	-2.76%	2.88%	$104.39
Winton/Graham Series-1	0.37%	9.75%	$104.30
Winton Series-1	-1.03%	3.47%	$117.78
Long Only Commodity Series-1	-11.13%	-2.21%	$108.34
Managed Futures Index Series-1	-2.46%	2.16%	$102.76

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of September 30, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(390,018.62)
Unrealized trading gain/(loss)	2,875,996.62
Less: commissions	(123,620.01)
Less: FCM fees	(125,968.45)
Foreign currency gain/(loss)	(21,163.85)
Interest income	31,062.08

Total Income	2,246,287.77

EXPENSES
Management fees	85,603.03
Incentive fees	513,427.37
Broker service fees	572,060.87

Total Expenses	1,171,091.27

Net Income (Loss)	$1,075,196.50

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	1,916,085.55752	$215,517,328.69	112.48
Current month additions	45,712.76423	5,168,045.52
Current month redemptions	(30,416.73357)	(3,438,113.15)
Net Income (loss) for current month		1,075,196.50

Net Asset Value, end of current month	1,931,381.58818	$218,322,457.56	113.04

	Monthly rate of return		0.50%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 1

THE FRONTIER FUND BALANCED SERIES - 1A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(21,115.28)
Unrealized trading gain/(loss)	91,333.79
Less: commissions	(3,531.56)
Less: FCM fees	(3,604.66)
Foreign currency gain/(loss)	(586.81)
Interest income	4,978.24

Total Income	67,473.72

EXPENSES

Trading Fee	6,374.74
Management fees	3,669.06
Incentive fees	14,712.89
Broker service fees	16,345.26

Total Expenses	41,101.95

Net Income (Loss)	$26,371.77

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	59,786.16345	$6,022,313.49	100.73
Current month additions	3,016.33238	305,536.15
Current month redemptions	(111.53895)	(11,382.56)
Net Income (loss) for current month		26,371.77

Net Asset Value, end of current month	62,690.95688	$6,342,838.85	101.18

	Monthly rate of return		0.44%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 1A

THE FRONTIER FUND CAMPBELL/GRAHAM/TIVERTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(13,756,601.32)
Unrealized trading gain/(loss)	14,358,135.00
Less: commissions	(14,902.66)
Less: FCM fees	(33,691.48)
Foreign currency gain/(loss)	483,913.23
Interest income	14,639.93

Total Income	1,051,492.70

EXPENSES

Management fees	168,583.37
Incentive fees	109,850.85
Broker service fees	157,404.00

Total Expenses	435,838.22

Net Income (Loss)	$615,654.48

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	605,395.95136	$58,376,908.17	96.43
Current month additions	13,013.11510	1,285,361.70
Current month redemptions	(9,058.89983)	(890,979.83)
Net Income (loss) for current month		615,654.48

Net Asset Value, end of current month	609,350.16663	$59,386,944.52	97.46

	Monthly rate of return		1.07%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Campbell/Graham/Tiverton Series 1

THE FRONTIER FUND CURRENCY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(67,026.39)
Unrealized trading gain/(loss)	(825,941.84)
Less: FCM fees	(7,162.46)
Interest income	1,543.71

Total Income	(898,586.98)

EXPENSES

Management fees	6,165.48
Incentive fees	—
Broker service fees	32,975.37

Total Expenses	39,140.85

Net Income (Loss)	$(937,727.83)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	124,507.50563	$12,846,031.31	103.17
Current month additions	3,446.45594	348,188.54
Current month redemptions	(2,927.11250)	(290,363.18)
Net Income (loss) for current month		(937,727.83)

Net Asset Value, end of current month	125,026.84907	$11,966,128.84	95.71

	Monthly rate of return		-7.24%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(246,364.73)
Unrealized trading gain/(loss)	(807,765.95)
Less: commissions	(47,073.33)
Less: FCM fees	(22,754.36)
Foreign currency gain/(loss)	(1,169.63)
Interest income	78,351.55

Total Income	(1,046,776.45)

EXPENSES

Management fees	159,436.07
Incentive fees	108,243.97
Broker service fees	136,536.37

Total Expenses	404,216.41

Net Income (Loss)	$(1,450,992.86)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	487,157.94382	$52,294,674.42	107.35
Current month additions	15,276.05301	1,613,951.97
Current month redemptions	(8,224.01810)	(868,286.94)
Net Income (loss) for current month		(1,450,992.86)

Net Asset Value, end of current month	494,209.97873	$51,589,346.59	104.39

	Monthly rate of return		-2.76%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 1

THE FRONTIER FUND WINTON/GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(8,475,464.49)
Unrealized trading gain/(loss)	8,367,299.45
Less: commissions	(5,815.94)
Less: FCM fees	(10,078.34)
Foreign currency gain/(loss)	279,955.84
Interest income	5,222.87

Total Income	161,119.39

EXPENSES

Management fees	50,441.64
Incentive fees	(3,092.81)
Broker service fees	59,700.18

Total Expenses	107,049.01

Net Income (Loss)	$54,070.38

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	206,396.41768	$21,447,659.95	103.91
Current month additions	22,221.62416	2,343,911.32
Current month redemptions	(760.66741)	(80,397.98)
Net Income (loss) for current month		54,070.38

Net Asset Value, end of current month	227,857.37443	$23,765,243.67	104.30

	Monthly rate of return		0.37%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton/Graham Series 1

THE FRONTIER FUND WINTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(663,551.32)
Unrealized trading gain/(loss)	396,681.10
Less: commissions	(7,811.31)
Less: FCM fees	(26,041.94)
Foreign currency gain/(loss)	(10,889.01)
Interest income	16,615.21

Total Income	(294,997.27)

EXPENSES

Management fees	104,311.84
Incentive fees	57,458.40
Broker service fees	155,145.23

Total Expenses	316,915.47

Net Income (Loss)	$(611,912.74)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	500,440.35832	$59,555,201.06	119.01
Current month additions	581.07283	68,557.73
Current month redemptions	(6,891.94141)	(814,898.95)
Net Income (loss) for current month		(611,912.74)

Net Asset Value, end of current month	494,129.48974	$58,196,947.10	117.78

	Monthly rate of return		-1.03%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(679,805.58)
Unrealized trading gain/(loss)	17,043.64
Less: commissions	—
Less: FCM fees	(2,519.49)
Foreign currency gain/(loss)	—
Interest income	8,489.62

Total Income	(656,791.81)

EXPENSES

Management fees	6,298.94
Incentive fees	—
Broker service fees	10,068.48

Total Expenses	16,367.42

Net Income (Loss)	$(673,159.23)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	49,686.22853	$6,057,341.42	121.91
Current month additions	2,609.02025	283,856.16
Current month redemptions	(976.97475)	(108,178.49)
Net Income (loss) for current month		(673,159.23)

Net Asset Value, end of current month	51,318.27403	$5,559,859.86	108.34

	Monthly rate of return		-11.13%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(12,298.06)
Unrealized trading gain/(loss)	(25,757.66)
Less: commissions	(433.33)
Less: FCM fees	(668.79)
Foreign currency gain/(loss)	(305.03)
Interest income	2,307.05

Total Income	(37,155.82)

EXPENSES

Management fees	2,676.54
Incentive fees	—
Broker service fees	2,729.19

Total Expenses	5,405.73

Net Income (Loss)	$(42,561.55)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	14,260.27681	$1,502,422.46	105.36
Current month additions	889.38883	99,080.00
Current month redemptions	(219.67918)	(24,693.32)
Net Income (loss) for current month		(42,561.55)

Net Asset Value, end of current month	14,929.98646	$1,534,247.59	102.76

	Monthly rate of return		-2.46%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 1